Exhibit 99.1

PRESS RELEASE

02/08/18

Carlisle Companies Reports Record Full Year and Fourth Quarter Net Sales

•	Record Fourth Quarter Net Sales of $1,071.8 million on 7.6% Organic Growth

•
Record Fourth Quarter Reported Earnings per Share from Continuing Operations of $1.82, including $0.19 of Restructuring, Facility Rationalization and Acquisition Related Costs, and $0.84 of estimated positive direct and indirect impact due to the Tax Cuts and Jobs Act

•
Full Year Reported Earnings per Share from Continuing Operations of $5.71, including $0.64 of Restructuring, Facility Rationalization and Acquisition Related Cost and $0.82 of estimated positive direct and indirect impact due to the Tax Cuts and Jobs Act

•	Generated full year operating cash flows of $458.7 million

•	Signed definitive agreement to sell Carlisle FoodService Products for $750 million

SCOTTSDALE, ARIZONA, February 8, 2018 - Carlisle Companies Incorporated (NYSE:CSL) reported record fourth quarter 2017 net sales of $1,071.8 million, a 20.0% increase from $893.5 million in the fourth quarter of 2016. Acquired net sales contributed a total of 11.7% in the quarter. Organic net sales grew 7.6% (organic net sales are defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Foreign exchange had a positive impact of 0.7%.

Fourth quarter 2017 adjusted diluted EPS improved due to the positive direct and indirect impact of the Tax Cuts and Jobs Act. This increase was offset by lower operating results related to lower sales and margin in the Carlisle Interconnect Technologies (CIT) segment, rising raw material costs in the Carlisle Construction Materials (CCM) segment, and increased costs related to restructuring, facility rationalization, and acquisition related costs at CCM, CIT, Carlisle Fluid Technologies (CFT) and the Carlisle Brake & Friction (CBF) segments. Partially offsetting the lower operating results were higher net sales volume at CCM and CBF, acquired operating earnings at Carlisle FoodService Products (CFS), and savings from the Carlisle Operating System (COS).

(in millions, except per share amounts)	Q4 2017	Q4 2016	YTD 2017	YTD 2016

Net sales	$1,071.8	$893.5	$4,089.9	$3,675.4
Operating income	$104.0	$114.7	$505.7	$438.1
Adjusted operating income (1)	$104.0	$114.7	$505.7	$579.6
Income from continuing operations, net of tax	$115.1	$76.5	$365.3	$250.8
Adjusted income from continuing operations, net of tax (1)	$115.1	$86.6	$365.3	$383.5
Diluted EPS from continuing operations	$1.82	$1.17	$5.71	$3.83
Adjusted diluted EPS from continuing operations (1)	$1.82	$1.32	$5.71	$5.86
Items affecting comparability after tax impact on EPS(2)	$(0.65)	$0.16	$(0.18)	$0.26

(1)
Adjusted to exclude goodwill and intangible asset impairment charges totaling $141.5 million pre-tax, $132.7 million after-tax or $2.03 per share for 2016 YTD period. See related Non-GAAP Reconciliation in the financial exhibits.

(2)	See schedule of Items Affecting Comparability in the financial exhibits.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “As we close Carlisle's 100th year, we reflect one final time on a century of innovation and growth; a century of continuous improvement; and a century of outstanding shareholder returns. 2017 marked a year of transition in portfolio realignment, rationalization/restructuring, and a new strategic vision for Carlisle. As we embark on the next one hundred years, our nearly 14,000 dedicated employees are committed to achieving superior shareholder returns by driving above market organic growth, operational excellence, continuous improvement, and deploying capital through synergistic acquisitions to the portfolio.

2017 was another year of milestones. Our revenue surpassed $4 billion for the first time, driven by a strong U.S. Commercial Roofing market, off-highway vehicle markets recovering from market lows, and strategic acquisitions. We further returned a record $360.5 million to shareholders in the form of $92.1 million of dividends and $268.4 million of share repurchases. We successfully executed on our commitment to deploy capital in support of our growth strategy as evidenced nearly $1 billion deployed into acquisitions, a Carlisle record amount. These acquisitions included San Jamar, Arbo, Drexel Metals, and Accella Performance Materials ("Accella"), the largest acquisition in Carlisle's history. Finally, we issued $1 billion of senior notes to optimize our capital structure. This debt issue was the largest in Carlisle's history and was favorably received by the capital markets.

With a recently increased $1 billion of availability on our credit revolver, and with our strong cash generation, we expect to have ample liquidity to make further investments in our businesses and continue to return capital to our shareholders.

While we are still evaluating the long-term impact of the recent change to U.S. tax policy, our fourth quarter 2017 results include $52.6 million of estimated positive direct and indirect impact due to the Tax Cuts and Jobs Act, consisting of a benefit of remeasuring deferred taxes of $90 million, one-time toll charges for foreign earnings of $32 million, and expense from the change in assertion related to reinvestment of foreign earnings of $5 million.

The Carlisle Operating System (COS), based on lean sigma principles and the cornerstone of Carlisle's culture of operational excellence, continued to drive improvements throughout the organization in 2017. Savings from COS were in excess of $50 million and were a significant contributor to our solid operating income performance. As the next phase of COS is deployed, we will move from a factory based system to a focus on consistent application of COS in our business processes.

Carlisle Construction Materials (CCM) achieved record fourth quarter organic net sales, reflecting strong U.S. non-residential roofing markets. The year-over-year operating income decline was primarily due to rising raw material costs and acquisition related costs, partially offset by higher net sales volume and COS savings.

On November 1st, we completed the $670 million purchase of Accella, a premier specialty polyurethane growth platform with approximately $430 million of annual net sales and expected synergies of over $30 million by 2021. The acquisition of Accella is part of our well-established strategy of providing customers with high quality, innovative solutions for building envelope applications.

(in millions)	Three Months Ended December 31,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$618.7	$488.2	26.7%	16.7%	9.5%	0.5%
Operating income	$87.7	$93.0	(5.7)%
Operating margin	14.2%	19.0%
Items affecting comparability	$5.8	$—

The outlook for commercial construction in the U.S. remains positive. In 2018, we expect CCM to achieve mid-single digit organic net sales growth. Contributions from acquisitions will result in a mid-teens segment sales increase. We expect CCM to continue operating with price discipline in their markets.

Carlisle Interconnect Technologies (CIT) net sales in the fourth quarter met our expectations. Year-over-year operating income decline was primarily related to unfavorable product mix and continued facility rationalization and plant restructuring costs.

(in millions)	Three Months Ended December 31,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$208.5	$210.3	(0.9)%	0.5%	(1.6)%	0.2%
Operating income	$21.9	$25.9	(15.4)%
Operating margin	10.5%	12.3%
Items affecting comparability	$3.9	$10.4

In 2018, we expect CIT to achieve mid-single digit net sales growth, with growth driven by In-Flight Connectivity, Medical, and Test & Measurement products.

Carlisle FoodService Products (CFS) net sales and operating income in the fourth quarter 2017 reflected growth related to the January 2017 acquisition of San Jamar, which contributed $21.5 million to net sales and $2.3 million to operating income. We expect the sale of FoodService Products to close in the first quarter of 2018.

(in millions)	Three Months Ended December 31,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$81.3	$63.3	28.4%	33.9%	(5.5)%	—%
Operating income	$9.8	$7.2	36.1%
Operating margin	12.1%	11.4%
Items affecting comparability	$—	$1.3

Carlisle Fluid Technologies (CFT) underwent a leadership change and finished 2017 with three consecutive months of strong revenue performance, reflecting growth in EMEA and APAC. Transportation, General Industrial, and Automotive Refinish markets all grew. Accelerated restructuring and facility rationalization costs, and continuation of investments to position the business for future growth and margin improvement contributed to Operating Margin decline.

(in millions)	Three Months Ended December 31,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$79.0	$71.0	11.3%	—%	8.9%	2.4%
Operating income	$3.7	$9.3	(60.2)%
Operating margin	4.7%	13.1%
Items affecting comparability	$3.5	$0.4

In 2018, we expect CFT to achieve mid-single digit net sales growth, with growth expected in General Industrial and Automotive Refinish markets.

Carlisle Brake & Friction (CBF) continued the strong net sales growth that began early in the second quarter, reflecting share gains and growth in their key end markets of construction, agriculture, and mining. The improvement in operating margin, driven by higher sales volume, was negatively impacted by unfavorable mix, and costs related to the Tulsa, Oklahoma plant consolidation.

(in millions)	Three Months Ended December 31,			Acquisition Effect	Price / Volume Effect	Exchange Rate Effect
	2017	2016	Change %
Net sales	$84.3	$60.7	38.9%	—%	36.4%	2.5%
Operating income	$(1.2)	$(3.0)	60.0%
Operating margin	(1.4)%	(4.9)%
Items affecting comparability	$2.1	$—

In 2018, we expect CBF to continue to achieve low teens sales growth, with growth expected in core markets of Agriculture, Mining, and Construction.

Koch concluded by stating, “We are pleased with our significant accomplishments and solid performance at Carlisle in 2017. As we roll out our Vision 2025 strategic plan, we expect our core operating philosophies will continue to drive increased value for Carlisle shareholders. For 2018 on a continuing operations basis, we expect total net sales growth in the mid-teens. We expect capital expenditures will be approximately $135 to $160 million. We expect a positive impact from tax reform in 2018, with an effective tax rate of approximately 25-27%. We plan to actively pursue synergistic acquisitions and continue to return cash to shareholders through dividends and share repurchases. With COS continuing to gain momentum enterprise wide, we expect 2018 will be another year of record performance for Carlisle."

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $298.8 million in the 2017, a decrease of $123.6 million versus the prior year. The decrease in free cash flow was primarily attributable to a greater usage of cash for working capital to support expected organic sales growth and higher capital expenditures versus the prior year.

During 2017, we utilized net proceeds from our $1.0 billion bond offering to repay all outstanding amounts on our revolving credit facility, including borrowings used to fund the acquisition of Accella. We redeployed our free cash flow to acquire San Jamar, Arbo, and Drexel Metals, and to repurchase approximately 2.7 million shares of Carlisle common stock.

As announced on February 6th, we have increased our share repurchase program by an additional 5 million shares. This authorization is in addition to approximately 2.1 million shares remaining, as of December 31, 2017, under the existing share repurchase authorization announced in September 2016.

As of December 31, 2017, we had $379.6 million cash on hand and $1 billion of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss fourth quarter 2017 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Operating Income and Non-GAAP Measures

During the fourth quarter of 2017, the Company revised (1) the Consolidated Statement of Earnings to include a subtotal of operating income, with non-operating expense (income) reflected as a separate line item below interest expense, net and (2) its segment measure of performance to operating income (previously earnings before interest and taxes). See our form 10-K to be filed for 2017 for further information regarding this change.

All financial and percentage comparisons in the Company's fourth quarter 2017 reporting are made to the same quarter of the previous year, unless otherwise stated. This press release also includes non-GAAP measures of operational performance based on a comparison of fourth quarter 2017 GAAP amounts to 2016 selected financial results for Carlisle and the CBF segment, with 2016 adjusted to exclude the previously announced impairment charges. Refer to the financial exhibits for a reconciliation to the reported GAAP amounts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, agriculture, mining, construction, aerospace, defense, transportation, industrial, protective coating, and auto refinishing. Carlisle’s worldwide team of employees generated $4.1 billion in net sales in 2017. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Robert M. Roche
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended December 31,		Year Ended December 31,
(in millions except share and per share amounts)	2017	2016	2017	2016
Net sales	$1,071.8	$893.5	$4,089.9	$3,675.4

Cost of goods sold	797.0	626.4	2,941.9	2,518.1
Selling and administrative expenses	155.9	140.8	589.4	532.0
Research and development expenses	14.7	12.5	54.9	48.1
Impairment charges	—	—	—	141.5
Other operating expense (income), net	0.2	(0.9)	(2.0)	(2.4)
Operating income	104.0	114.7	505.7	438.1

Interest expense, net	12.1	6.5	33.5	30.6
Other non-operating expense (income), net	0.7	(0.5)	4.0	(3.0)
Income from continuing operations before income taxes	91.2	108.7	468.2	410.5

(Benefit from) provision for income taxes	(23.9)	32.2	102.9	159.7
Income from continuing operations	115.1	76.5	365.3	250.8

Discontinued operations:
(Loss) income before income taxes	—	(0.4)	0.3	(1.1)
Income tax (benefit) expense	—	(0.1)	0.1	(0.4)
(Loss) income from discontinued operations	—	(0.3)	0.2	(0.7)

Net income	$115.1	$76.2	$365.5	$250.1

Basic earnings per share attributable to common shares:
Income from continuing operations	$1.84	$1.18	$5.75	$3.87
Loss from discontinued operations	—	(0.01)	—	(0.01)
Basic earnings per share	$1.84	$1.17	$5.75	$3.86

Diluted earnings per share attributable to common shares:
Income from continuing operations	$1.82	$1.17	$5.71	$3.83
Loss from discontinued operations	—	(0.01)	—	(0.01)
Diluted earnings per share	$1.82	$1.16	$5.71	$3.82

Average shares outstanding (in thousands):
Basic	61,798	64,285	63,073	64,226
Diluted	62,302	64,873	63,551	64,883

Dividends declared and paid per share	$0.37	$0.35	$1.44	$1.30

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$114.0	$75.8	$362.2	$248.6
Net income	$114.0	$75.6	$362.4	$248.0

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended December 31,		Increase (Decrease)		Year Ended December 31,		Increase (Decrease)
(in millions, except percentages)	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Net Sales
Carlisle Construction Materials	$618.7	$488.2	$130.5	26.7%	$2,336.2	$2,052.6	$283.6	13.8%
Carlisle Interconnect Technologies	208.5	210.3	(1.8)	(0.9)	815.3	834.6	(19.3)	(2.3)
Carlisle FoodService Products	81.3	63.3	18.0	28.4	339.1	250.2	88.9	35.5
Carlisle Fluid Technologies	79.0	71.0	8.0	11.3	281.4	269.4	12.0	4.5
Carlisle Brake & Friction	84.3	60.7	23.6	38.9	317.9	268.6	49.3	18.4
Total	$1,071.8	$893.5	$178.3	20.0	$4,089.9	$3,675.4	$414.5	11.3

Operating Income (Loss)
Carlisle Construction Materials	$87.7	$93.0	$(5.3)	(5.7)%	$421.9	$430.3	$(8.4)	(2.0)%
Carlisle Interconnect Technologies	21.9	25.9	(4.0)	(15.4)	89.5	143.9	$(54.4)	(37.8)
Carlisle FoodService Products	9.8	7.2	2.6	36.1	39.5	31.5	$8.0	25.4
Carlisle Fluid Technologies	3.7	9.3	(5.6)	(60.2)	16.1	31.2	$(15.1)	(48.4)
Carlisle Brake & Friction	(1.2)	(3.0)	1.8	60.0	2.6	(135.9)	$138.5	101.9
Corporate	(17.9)	(17.7)	(0.2)	1.1	(63.9)	(62.9)	$(1.0)	1.6
Total	$104.0	$114.7	$(10.7)	(9.3)	$505.7	$438.1	$67.6	15.4

Operating Margins
Carlisle Construction Materials	14.2%	19.0%			18.1%	21.0%
Carlisle Interconnect Technologies	10.5	12.3			11.0	17.2
Carlisle FoodService Products	12.1	11.4			11.6	12.6
Carlisle Fluid Technologies	4.7	13.1			5.7	11.6
Carlisle Brake & Friction	(1.4)	(4.9)			0.8	(50.6)
Total	9.7	12.8			12.4	11.9

Adjusted Operating Income (Loss) (1)
Carlisle Construction Materials	$87.7	$93.0			$421.9	$430.3
Carlisle Interconnect Technologies	21.9	25.9			89.5	143.9
Carlisle FoodService Products	9.8	7.2			39.5	31.5
Carlisle Fluid Technologies	3.7	9.3			16.1	31.2
Carlisle Brake & Friction	(1.2)	(3.0)			2.6	5.6
Corporate	(17.9)	(17.7)			(63.9)	(62.9)
Total	$104.0	$114.7			$505.7	$579.6

Adjusted Operating Margins (1)
Carlisle Construction Materials	14.2%	19.0%			18.1%	21.0%
Carlisle Interconnect Technologies	10.5	12.3			11.0	17.2
Carlisle FoodService Products	12.1	11.4			11.6	12.6
Carlisle Fluid Technologies	4.7	13.1			5.7	11.6
Carlisle Brake & Friction	(1.4)	(4.9)			0.8	2.1
Total	9.7	12.8			12.4	15.8

(1)	See related Non-GAAP Reconciliation in the financial exhibits.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, gains and losses from and costs related to divestitures, and discrete tax items). Because these items affect the Carlisle's, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2017	2016	2017	2016
Impact to Operating Income
Exit and disposal costs	$7.0	$10.0	$26.8	$15.5
Other facility rationalization costs	2.5	1.2	9.7	3.7
Acquisition related costs:
Inventory step-up amortization	5.4	0.8	11.5	2.0
Other acquisition costs	0.7	2.7	3.8	4.2
Gains from divestitures	—	—	—	(0.3)
Total items affecting comparability	$15.6	$14.7	$51.8	$25.1

Impact to EPS (1)
Exit and disposal costs	$0.08	$0.10	$0.29	$0.16
Other facility rationalization costs	0.03	0.02	0.11	0.05
Acquisition related costs:
Inventory step-up amortization	0.05	0.01	0.11	0.02
Other acquisition costs	0.02	0.03	0.05	0.04
Indemnification losses	—	—	0.07	—
Losses (gains) from divestitures	0.01	—	0.01	(0.01)
Tax reform (benefit)	(0.84)	—	(0.82)	—
Total items affecting comparability	$(0.65)	$0.16	$(0.18)	$0.26

Impact to Operating Income
Carlisle Construction Materials	$5.8	$—	$9.5	$—
Carlisle Interconnect Technologies	3.9	10.4	18.0	14.9
Carlisle FoodService Products	—	1.3	4.1	1.3
Carlisle Fluid Technologies	3.5	0.4	12.6	4.2
Carlisle Brake & Friction	2.1	—	5.1	—
Corporate	0.3	2.6	2.5	4.7
Total items affecting comparability	$15.6	$14.7	$51.8	$25.1

Impact to EPS (1)
Carlisle Construction Materials	$0.07	$—	$0.11	$—
Carlisle Interconnect Technologies	0.06	0.12	0.22	0.17
Carlisle FoodService Products	—	0.01	0.04	0.01
Carlisle Fluid Technologies	0.04	—	0.13	0.04
Carlisle Brake & Friction	0.02	—	0.05	—
Corporate	(0.84)	0.03	(0.73)	0.04
Total items affecting comparability	$(0.65)	$0.16	$(0.18)	$0.26

(1)	Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2017	2016

Net cash provided by operating activities	$458.7	$531.2

Investing activities:
Acquisitions, net of cash acquired	(934.3)	(185.5)
Capital expenditures	(159.9)	(108.8)
Other investing activities, net	(0.1)	0.9
Net cash used in investing activities	(1,094.3)	(293.4)

Financing activities:
Proceeds from revolving credit facility	1,189.0	—
Repayments of revolving credit facility	(1,189.0)	—
Proceeds from notes	997.2	—
Repayments of notes	—	(150.0)
Repurchase of common stock	(268.4)	(75.0)
Dividends paid	(92.1)	(84.5)
Financing costs	(8.3)	—
Proceeds from exercise of stock options, net of taxes paid	8.4	53.1
Withholding tax paid related to stock-based compensation	(9.6)	(4.7)
Net cash used in financing activities	627.2	(261.1)

Effect of foreign currency exchange rate changes on cash and cash equivalents	2.7	(2.1)

Change in cash and cash equivalents	(5.7)	(25.4)
Cash and cash equivalents:
Beginning of period	385.3	410.7
End of period	$379.6	$385.3

Carlisle Companies Incorporated
Selected Consolidated Balance Sheet Data

(in millions)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$379.6	$385.3
Long-term debt	1,586.2	596.4
Total shareholders' equity	2,528.3	2,466.9

Carlisle Companies Incorporated
GAAP to Non-GAAP Reconciliation

	Three Months Ended December 31, 2016
	Carlisle Companies Incorporated						Carlisle Brake & Friction
(in millions, except percentages and per share amounts)	Operating Income	Operating Income Margin	Income Tax Impact		Income from Continuing Operations	Diluted Earnings per Share from Cont. Ops.	Operating Income	Operating Income Margin
As Reported	$114.7	12.8%	$32.2		$76.5	$1.17	$(3.0)	(4.9)%
Impairment charges	—	—	(10.1)	(1)	10.1	0.15	—	—
Excluding goodwill and intangible Impairments	$114.7	12.8%	$22.1		$86.6	$1.32	$(3.0)	(4.9)%

	Year Ended December 31, 2016
	Carlisle Companies Incorporated						Carlisle Brake & Friction
(in millions, except percentages and per share amounts)	Operating Income	Operating Income Margin	Income Tax Impact		Income from Continuing Operations	Diluted Earnings per Share from Cont. Ops.	Operating Income	Operating Income Margin
As Reported	$438.1	11.9%	$159.7		$250.8	$3.83	$(135.9)	(50.6)%
Impairment charges	141.5	3.9	8.8	(1)	132.7	2.03	141.5	52.7
Excluding goodwill and intangible Impairments	$579.6	15.8%	$168.5		$383.5	$5.86	$5.6	2.1%

(1)
The reconciling item related to income tax expense for the full year 2016 reflects the tax benefit of the impairment charges, with the fourth quarter reconciling item reflecting the difference between the full year tax benefit of $8.8 million and the first nine months of $18.9 million, resulting in tax expense of $10.1 million in the fourth quarter of 2016.

This selected Non-GAAP financial information for the fourth quarter and full year 2016 are presented to exclude the impairment charges at Carlisle Brake & Friction. Management believes adjusted results provide meaningful supplemental information about the ongoing operational performance and fundamentals of the underlying business and present a useful comparison between current results and results in prior operating periods. Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.